Exhibit 23.4




                         CONSENT OF INDEPENDENT AUDITORS


         We hereby consent to the incorporation of our reports, relating to the consolidated financial statements of Arrowhead Mills, Inc., dated October 4, 1996, except for Note 10, as to which the date is June 1, 1998, for the years ended July 31, 1996 and 1995 included in the Form 8-K/A dated July 23, 1998 and incorporated by reference in the previously filed Registration Statement of The Hain Food Group, Inc., on Form S-4/S-3 (No. 333-57343) and incorporated by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement of The Hain Food Group, Inc. on Form S-3 (No. 333-77137). We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ MCGINTY & ASSOCIATES
 June 1, 1999



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